Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

To the Board of Directors

1st Centennial Bancorp

Redlands, California

We hereby consent to the use in the 10-K for 1st Centennial Bancorp of our report dated February 2, 2007 relating to the financial statements of 1st Centennial Bancorp as of December 31, 2006 and 2005 and for the three years then ended.

/s/    HUTCHINSON AND BLOODGOOD LLP

Glendale, California

March 2, 2007